Exhibit 99.1

Nordson Corporation Reports Strongest Third Quarter Results in Company History; Guides to Record Full-Year Performance

  Sales increase 12 percent over previous year to $312 million, a third quarter record
  Operating profit in the quarter grows 16 percent over previous year to $79 million with operating margin of 25 percent
  Net income and diluted EPS reach third quarter records
  First-nine-months sales, operating profit, net income and EPS exceed record levels of 2010
  Current 12 week order rates up 6 percent
  Fourth quarter guidance: sales expected to increase 9 to 13 percent over prior year

WESTLAKE, Ohio--(BUSINESS WIRE)--August 18, 2011--Nordson Corporation (Nasdaq: NDSN) today reported the strongest third quarter sales, operating profit, net income and diluted EPS in its history. For the quarter ending July 31, 2011, sales reached $312 million, a 12 percent increase over the prior year, with volume up 5 percent and the remainder of the increase coming from the favorable effects of currency translation. Third quarter operating profit was $79 million, a 16 percent increase over the third quarter of last year, and operating margin reached 25 percent, also an increase from the level of a year ago. Third quarter net income was $57 million and diluted earnings per share were $0.82 compared to $55 million and $0.80 a year ago. Included with this news release is a table highlighting one-time items. Excluding these one-time items in the third quarter of both years, operating profit grew by 21%, operating margin expanded to 26% and EPS grew by 25%.

“Nordson’s global team remained focused on performance in all aspects of the business, resulting in another very strong quarter,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Our offering of differentiated technology combined with direct sales and service on a global basis enabled us to generate solid top line growth, despite a sluggish global recovery impacted by the disaster in Japan, heightened macroeconomic and political uncertainty, and comparisons against a very strong period of recovery a year ago. As we have consistently demonstrated, we are adept at leveraging growth into profitable results. The quarter’s strong performance is the result of continued spending discipline and an ongoing focus on continuous improvement initiatives. Our balance sheet remains strong and we continue to generate excellent free cash flow. In addition, we continued to execute on our acquisition strategy during the quarter, completing one transaction and announcing another. These high-quality growth businesses will add momentum and new capability to our existing positions in the packaging and medical markets, respectively.”

Third Quarter Segment and Regional Results

Nordson delivered year-over-year sales increases in all three business segments and in every geographic region except Japan compared to the third quarter a year ago. “Sales in Adhesive Dispensing Systems grew 13 percent over the prior year’s third quarter, and our continued focus on spending control and operational efficiencies generated increased operating margin of 34 percent,” said Hilton. “In Advanced Technology Systems, sales increased by 8 percent against a very strong quarter a year ago and operating margin improved to 28 percent through continued solid execution. Industrial Coating Systems continued to capitalize on returning demand by durable goods manufacturers, as sales increased by 17 percent. The business’ strong operating margin of 18 percent is an increase of more than five percentage points over the level of a year ago and continued evidence of the segment’s more effective operating structure.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal Year-to-Date Results

For the first-nine-months of fiscal year 2011, sales were $902 million, operating profit was $237 million and net income was $168 million, all of which are first-nine-months records. First-nine-months earnings per share on a diluted basis are a record $2.44 and include one-time gains of $0.07 and one-time charges of $0.05 as described on the attached earnings per share reconciliation table. Prior year first-nine-months revenue, operating profit, net income and diluted earnings per share were $751 million, $162 million, $114 million and $1.67, respectively, inclusive of one-time gains of $0.20 and charges of $0.09, both per diluted share.

“Our team continues to demonstrate their ability to execute everywhere in the world, and our customers continue to respond to our compelling value proposition of innovative technology and service,” said Hilton. “Diluted earnings per share in the first-nine-months increased by 55 percent excluding one-time items in both years.”

Order Rates and Backlog

Order rates for the 12-week period ending August 14, 2011, measured in constant currency, increased 6 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the third quarter was approximately $176 million, an increase of 20 percent compared to the end of the third quarter a year ago, and an increase of 11 percent compared to the end of the second quarter of fiscal 2011. Backlog amounts are calculated at July 31, 2011 exchange rates.

Outlook

For the fourth quarter of fiscal 2011, sales are expected to be in the range of $315 million to $327 million. This represents an increase in volume of 5 to 9 percent, inclusive of 2 percent from acquisitions, with an additional 4 percent currency translation benefit, for a total sales increase of 9 to 13 percent as compared to the fourth quarter a year ago. Diluted earnings per share are expected to be in the range of $0.77 to $0.84, inclusive of a $0.02 per share charge related to anticipated restructuring activities. Even at the low end of this guidance, Nordson will deliver full year records for sales, operating profit, net income and diluted EPS.

“Our order rates remain positive, but are reflective of current lower macroeconomic growth,” said Hilton. “We are on pace to deliver record full year results, and the fundamentals of our business remain strong and intact. These fundamentals include innovative and differentiated technology, direct sales and service, global reach, market leading positions, outstanding margins, a consistent parts and consumables revenue stream, and a team that executes better than our competition. We will continue to leverage our strengths to capitalize on the numerous growth opportunities we see in a variety of attractive niches, in the near term and over the next several years. We are well positioned to capture these opportunities in both developed and emerging markets. We will continue to supplement our organic growth with the addition of high performing businesses that fit our strategic criteria. While we are not immune from global macroeconomic conditions, we have previously demonstrated our ability to adjust if and when necessary. We remain focused on what we can control, which is delivering precision technology solutions that enable our customers to succeed at the highest levels. Our outlook is for continued solid growth and performance and delivering on our goal of increasing shareholder value.”

Nordson will broadcast its third quarter conference call on its web site at http://www.nordson.com/investors on Friday, August 19, 2011 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, liquid and powder coatings and other materials to a broad range of consumer and industrial products. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries. Visit Nordson at www.nordson.com, www.twitter.com/Nordson_Corp, and www.facebook.com/Nordson.

THIRD QUARTER PERIOD	NORDSON CORPORATION
Period Ending July 31, 2011	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME
	Third Quarter		Year-to-Date
	2011	2010	2011	2010

Net sales	$312,255	$279,121	$902,141	$751,369
Cost of sales	124,205	113,320	350,168	300,026
Selling & administrative expenses	109,394	98,106	315,365	289,788

Operating profit	78,656	67,695	236,608	161,555

Interest expense - net	(637)	(1,410)	(3,130)	(4,012)
Other income (expense) - net	169	177	2,896	700

Income before income taxes	78,188	66,462	236,374	158,243
Income taxes	21,638	11,133	68,685	43,751

Net Income	$56,550	$55,329	$167,689	$114,492

Return on sales	18%	20%	19%	15%
Return on average shareholders' equity	36%	51%	39%	38%

Average common shares outstanding (000's)	67,945	68,095	67,998	67,616
Average common shares and common share equivalents (000's)	68,781	68,769	68,862	68,455

Per share:

Basic earnings	$.83	$.81	$2.47	$1.69
Diluted earnings	$.82	$.80	$2.44	$1.67

Dividends paid	$.105	$.095	$.315	$.285

THIRD QUARTER PERIOD
Period Ending July 31, 2011
(Unaudited)

CONSOLIDATED BALANCE SHEET
	July 31	October 31
	2011	2010

Cash and marketable securities	$69,057	$50,169
Receivables	259,847	243,790
Inventories	137,792	117,721
Other current assets	44,468	39,351
Total current assets	511,164	451,031

Property, plant & equipment - net	124,304	116,395
Other assets	448,976	418,928
	$1,084,444	$986,354

Notes payable and debt due within one year	$492	$16,420
Accounts payable and accrued liabilities	176,749	175,494
Total current liabilities	177,241	191,914

Long-term debt	51,838	96,000
Other liabilities	209,558	193,368
Total shareholders' equity	645,807	505,072
	$1,084,444	$986,354

Other information:

Employees	3,868	3,680

Common shares outstanding (000's)	67,757	67,871

THIRD QUARTER PERIOD	NORDSON CORPORATION
Period Ending July 31, 2011	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands)

	Third Quarter		% Growth over 2010			Year-to-Date		% Growth over 2010
SALES BY BUSINESS SEGMENT	2011	2010	Volume	Currency	Total	2011	2010	Volume	Currency	Total

Adhesive dispensing systems	$153,071	$135,517	3.6%	9.4%	13.0%	$449,479	$382,681	12.9%	4.6%	17.5%
Advanced technology systems	111,652	102,980	4.8%	3.6%	8.4%	321,339	267,888	18.2%	1.8%	20.0%
Industrial coating systems	47,532	40,624	11.2%	5.8%	17.0%	131,323	100,800	26.8%	3.5%	30.3%

Total sales by business segment	$312,255	$279,121	5.2%	6.7%	11.9%	$902,141	$751,369	16.6%	3.5%	20.1%

	Third Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2011	2010				2011	2010

Adhesive dispensing systems	$51,385	$43,763				$157,230	$119,661
Advanced technology systems	30,884	26,572				87,726	58,940
Industrial coating systems	8,417	5,004				19,125	6,834
Corporate	(12,030)	(7,644)				(27,473)	(23,880)

Total operating profit by business segment	$78,656	$67,695				$236,608	$161,555

	Third Quarter		% Growth over 2010			Year-to-Date		% Growth over 2010
SALES BY GEOGRAPHIC REGION	2011	2010	Volume	Currency	Total	2011	2010	Volume	Currency	Total

United States	$77,883	$71,954	8.2%	-	8.2%	$227,456	$197,337	15.3%	-	15.3%
Americas	26,510	21,146	18.9%	6.5%	25.4%	72,528	56,556	23.3%	4.9%	28.2%
Europe	97,620	81,926	4.9%	14.3%	19.2%	285,927	243,374	13.3%	4.2%	17.5%
Japan	26,663	26,864	-10.8%	10.1%	-0.7%	81,895	67,042	11.6%	10.6%	22.2%
Asia Pacific	83,579	77,231	4.3%	3.9%	8.2%	234,335	187,060	22.2%	3.1%	25.3%

Total Sales by Geographic Region	$312,255	$279,121	5.2%	6.7%	11.9%	$902,141	$751,369	16.6%	3.5%	20.1%

	Third Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2011	2010				2011	2010

Depreciation and amortization	$6,559	$7,248				$20,805	$22,345
Capital expenditures	$3,592	$3,581				$14,306	$7,812
Dividends paid	$7,151	$6,478				$21,442	$19,315

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING AUGUST 14, 2011
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	4%	United States	5%
Advanced technology systems	9%	Americas	10%
Industrial coating systems	8%	Europe	2%
		Japan	10%
Total	6%	Asia Pacific	11%

		Total	6%
Notes:	1.	Numbers in this table are unaudited and exclude the effects of currency movements.
	2.	The percentage calculations above exclude prior year orders for the UV Curing product lines that were sold in June 2010.

THIRD QUARTER PERIOD	NORDSON CORPORATION
Period Ending July 31, 2011	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Third Quarter		Year-to-Date
	2011	2010	2011	2010

Diluted EPS as reported (U.S. GAAP)	$0.82	$0.80	$2.44	$1.67

Short-term inventory purchase accounting adjustments	-	-	0.01	-
Fixed asset write-down	-	-	0.01	-
Expense of withdrawing from Japan Multiemployer Pension Fund	0.03	-	0.03	-
Severance and restructuring	-	-	-	0.01
Tax expense - Medicare Part D	-	-	-	0.08
Tax benefit from sale of UV product lines	-	(0.15)	-	(0.15)
Other discrete tax items	(0.04)	-	(0.07)	(0.05)

Diluted EPS as adjusted (Non-GAAP)	$0.81	$0.65	$2.42	$1.56

	Third Quarter
	2011	2010

Operating profit as reported (U.S. GAAP)	$78,656	$67,695
Expense of withdrawing from Japan Multiemployer Pension Fund	3,136	-

Operating profit as adjusted (Non-GAAP)	$81,792	$67,695

Adjusted EPS and operating profit are not measurements of financial performance under GAAP, and such measures should not be considered an alternative to EPS and operating profit determined in accordance with GAAP. Management believes that EPS and operating profit as adjusted to exclude the items in the tables above assist in understanding the results of Nordson Corporation. Our calculation of these non-GAAP measures may not be comparable to the calculation of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com